AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TELECONNECT INC.

TO THE SECRETARY OF STATE, STATE OF FLORIDA:

The undersigned, Dirk L. Benschop, the Chief Executive Officer, President and Secretary of Teleconnect Inc. (the "Corporation"), hereby certifies that:

1. The Board of Directors of the Corporation at a meeting duly held on October 26, 2009, adopted a resolution to have a 1-for-100 reverse stock split of the issued and outstanding shares of the common stock of the Corporation, which was duly approved by a majority of the shareholders of the Corporation at a special meeting of the shareholders held on November 12, 2009. The number of votes cast by the shareholders constituted a majority of the issued and outstanding shares of the common stock of the Corporation and were sufficient for approval.

2. Because the combination of shares to be caused by the reverse stock split was approved by the shareholders of the Corporation consistent with Section 607.10025 of the Florida Business Corporation Act (the "Act"), there is and will be no reduction in the total numbers of the authorized shares of common stock of the Corporation which shall remain at 500,000,000 authorized shares of common stock.

THE UNDERSIGNED, being the Chief Executive Officer, President and Secretary of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation, does make this amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly has hereunto set his hand this 18th day of December, 2009.

Dirk L. Benschop
Chief Executive Officer, President and Secretary